Exhibit 5.1
Vincent P. Pangrazio
(650) 843-5117
vpangrazio@cooley.com

April 23, 2007
Cavium Networks, Inc.
805 East Middlefield Road
Mountain View, CA 94043
Dear Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Cavium Networks, Inc., a Delaware corporation, (the “Company”) of a Registration Statement on Form S-1 (the “Registration Statement”) (Registration Statement No. 333-140660) with the Securities and Exchange Commission covering an underwritten public offering of up to seven million one hundred eighty-seven thousand five hundred (7,187,500) shares of common stock, including nine hundred thirty-seven thousand five hundred (937,500) shares of common stock for which the underwriters have been granted an over-allotment option (the “Shares”). All of the Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.
In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Certificate of Incorporation, as amended, and Bylaws, as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.3 to the Registration Statement and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.5 to the Registration Statement, each of which shall be in effect upon the closing of the offering contemplated by the Registration Statement and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares to be sold to the underwriters by the Company will be sold at a price established by the Board of Directors of the Company or the Pricing Committee thereof in accordance with Section 153 of the Delaware General Corporation Law and we have undertaken no independent verification with respect thereto. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the general corporation laws of the State of Delaware.
FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Cavium Networks, Inc.
April 23, 2007
Page Two
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, Cooley Godward Kronish LLP
/s/ Vincent P. Pangrazio
Vincent P. Pangrazio

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM